Exhibit 10.3

RAYTHEON 2010 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement, dated as of                     (the “Award Date”) is between Raytheon Company (the “Company”), and                     , an employee of the Company or one of its Affiliates (“you”).

1.	Award of Units

The Company hereby awards you the number of restricted stock units (“Units”) set forth below, with respect to its common stock, par value $0.01 per share (the “Stock”), subject to the terms and conditions of the Raytheon 2010 Stock Plan (the “Plan”) and the vesting and other provisions of this Agreement. Subject to the provisions hereof, each Unit represents the right to receive one share of Stock ( a “Share”) plus additional cash payments in lieu of dividends as described in Section 5 below.

Total Number of Restricted Units (the “Award”):	Vesting Date/ # Units
Vesting Schedule: (Each period from the Award Date until the Vesting Date is a “Restriction Period”.)

2.	Vesting of Units

Subject to Sections 3 and 4 below, if you are continuously employed by the Company or an Affiliate from the Award Date until the Vesting Date noted above, the Units associated with that Vesting Date shall vest and the restrictions on those Units shall lapse. With respect to any Units that vest, the Company shall promptly deliver to you evidence of ownership of the net number of Shares equal to the number of vested Units reduced by the number of Shares necessary to satisfy tax withholding obligations as described in Section 6 E below.

3.	Effect of Termination of Employment

If during the Restriction Period you cease to be an employee of the Company or an Affiliate for any reason, other than as set forth in Section 4 below, then you shall cease to be entitled to any Units or delivery of any Shares in which Units are settled as to which the applicable restrictions have not previously lapsed. All rights in and to such Units and related Shares, including any prorated portion of Units or related Shares with respect to a partial year of employment, as well as cash in lieu of dividends as described in Section 5 below, shall be forfeited immediately after you cease to be an employee of the Company or an Affiliate.

4.	Effect of Death, Medical Leave of Absence, Disability or Change in Control

Notwithstanding anything above to the contrary, the Units shall vest and restrictions on the Units shall lapse as follows:

a)	immediately upon your death;

b)	in accordance with the Vesting Schedule in the event of (i) a Medical Leave of Absence of at least one year or (ii) Disability; or

c)	immediately upon a Change in Control.

5.	Payment of Dividend Equivalents

Upon the vesting and lapsing of restrictions on Units, you shall be entitled to receive a cash payment in lieu of dividends on the number of Shares those Units represent, if and to the extent that the Board has approved a dividend for all Company shareholders during the Restriction Period applicable to such Units. The dividend equivalent amount shall be a cash payment based upon the number of Units vesting hereunder multiplied by each quarterly per share dividend approved by the Board multiplied by the number of fiscal quarters during the Restriction Period applicable to such Units. You will not be entitled to any cash payment in lieu of dividends relating to Units covered by this Award which are forfeited prior to vesting.

6.	Other Provisions

A.	No Guaranty of Future Awards. This Award does not guarantee you the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

B.	No Rights as Shareholder. You shall not be considered a shareholder of the Company with respect to the Units until Shares are issued to you in payment of the Units. Therefore, you have no right to vote the Units or to receive dividends with respect to such Units except as provided in Section 5 above.

C.	No Rights to Continued Employment. This Award shall not be deemed to create a contract or other promise of continued employment with the Company or an Affiliate and shall not in any way prohibit or restrict the ability of the Company or an Affiliate to terminate your employment at any time for any reason.

D.	Restrictions on Transfer of Units. Until the vesting of, and lapse of the restrictions applicable to, any Units and the delivery of Shares in payment therefor, Units may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.

E.	Taxes. Taxes may be assessed and/or withheld as required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to Units, issuance of Shares and cash in lieu of dividends.

F.	Clawback. If you are an elected officer, in addition to any other remedies available to the Company (but subject to applicable law), if the Board determines that it is appropriate, the Company may recover (in whole or in part) any payment made pursuant to this Award where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines that you engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (3) a lower payment would have been made to you pursuant to the Award based upon the restated financial results. In any such instance, the Company will, to the extent practicable, seek to recover from you the amount by which the payment pursuant to the Award for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Company’s right of recovery applies to both the vested and unvested portion of the Award.

G.	Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

H.	Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, Attention: Senior Vice President, Human Resources, and to you at your address as shown on the Company’s payroll records.

Your acceptance of this Award constitutes your agreement to the terms of this Restricted Stock Unit Award Agreement.

RAYTHEON COMPANY

Name:
Title:

3